EXHIBIT 10.4


October 23, 1998


Mr. Sean P. McGowan
President
Catalyst International, Inc.
8989 North Deerwood Drive
Milwaukee, WI  53223

Dear Sean,

This letter will set forth the agreement between you and Catalyst International, Inc. (the "Company") concerning severance payments and other benefits which will be provided to you in the event your employment is terminated with the Company (or any successor to the Company) in connection with a "Change in Control" (as defined below). The Company has agreed as follows:

1. Benefits Upon Termination of your Employment Following A Change in Control. In the event your employment with the Company (or any successor to the Company following a Change in Control) is terminated at any time during the period (the "Applicable Period") commencing two months prior to the consummation of a Change in Control and terminating on the second anniversary of the date of the consummation of a Change in Control, you will receive a lump sum payment from the Company (or any successor to the Company following a Change in Control) equal to (a) one and one-half times your average base salary with the Company for the two most recent calendar years immediately prior to the date of the Change in Control, less (b) the amount of compensation actually received by you from the Company or its successors during the Applicable Period prior to the date of termination of your employment. In addition to the foregoing, in the event your employment with the Company is terminated during the Applicable Period, you and your eligible dependents will be entitled to participation in all health, life, and disability insurance plans provided by the Company or any successor of the Company to its executive employees generally until the end of the Applicable Period.

Notwithstanding the provisions of the preceding paragraph, you shall not be entitled to any payments or benefits if the termination of your employment with the Company or any successor to the Company is a result of your resignation, your death, or your permanent disability or a termination by the Company for "Cause" (as defined below). In the event of the termination of your employment for any of the reasons set forth in the previous sentence, the Company shall have no further obligations under this letter.

2. Definition of Cause. For purposes hereof, "Cause" shall mean (i) any failure by you to perform your duties for the Company (other than by reason of illness) which continues after 90

                             Exhibit 10.4 / Page 1

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days after the Company has delivered to you a written demand for performance which specifically identifies the manner in which the Company believes you have failed to perform your duties, (ii) the commission by you of any act of dishonesty or disloyalty involving the Company or its business or (iii) your conviction of a felony or misdemeanor which, in the reasonable judgment of the Company, is substantially related to your employment position with the Company.

3. Definition of Change in Control. For purposes hereof, a "Change in Control" shall mean any of the following events:

(i) the date of the acquisition by an individual, entity, or group [within the meaning of Section 13(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")] (a "Person"), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either (a) the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (b) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change in Control: (a) any acquisition directly from the Company, (b) any acquisition by the Company, (c) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company, or (d) any acquisition by any corporation pursuant to a transaction which complies with clauses (a) and (b) of subsection (ii) of this Paragraph 3; or

(ii) the date of consummation of a reorganization, merger, or consolidation or sale of other disposition of all or substantially all of the assets of the Company for which approval of the stockholders of the Company is required (a "Business Combination"), in each case, unless, immediately following each Business Combination, (a) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, and (b) at least 50% of the members of the Board of Directors of the corporation resulting from such Business Combination were members of the Board of Directors at the time of execution of the initial agreement, or of the action of the Board of Directors of the Company, provided for such Business Combination; or

(iii) the date of approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.


                             Exhibit 10.4 / Page 2

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4.  Tax Payments.  To the extent that any of the provisions of any of the benefits provided in Paragraph 1, above, would result in you being subject to excess tax under the provisions of Section 280(G) of the Internal Revenue Code of 1986, as amended, the Company shall, in addition to the amounts payable to you under Paragraph 1, above, pay to you an amount sufficient to make the net amount which you otherwise would receive under Paragraph 1 (after giving effect to the payment by you of income tax at the highest then effective marginal income tax rate for federal purposes on any payment hereunder) if there had been no excess tax payable under such Section 280(G); provided, however, that any payment which may be due to you under this Paragraph 4 shall be calculated without giving effect to any taxable income to you that is attributable to the exercise of any stock options or any other benefits exercised or received in connection with changes in control giving rise to the excess tax under Section 280(G), except for taxable income attributable to your regular salary and performance bonus.

5. Effect of this Letter. Nothing herein shall be deemed to confirm upon you any right to continue as an employee of the Company, it being understood by you that you remain an employee at will for the Company and this letter shall not be deemed to be an employment agreement for any purpose.

6. Governing Law. This agreement shall be governed by and construed in accordance with the laws of the State of Wisconsin, without regard to principles of conflicts of law thereunder.

7. Successors and Assigns. This agreement is binding on the Company and any successor or assign of the Company, without regard to the principals of conflicts of law thereunder.

  If the foregoing accurately describes the agreement between you and the Company, please so indicate by signing a copy of this letter in the space below and returning it to the Company.

Very truly yours.

CATALYST INTERNATIONAL, INC.

By:  /s/ Douglas B. Coder
       ---------------------------------------------------
Douglas B. Coder, Chairman of the Board


Accepted and agreed to this 23rd day of October 1998.

By:  /s/ Sean P. McGowan
       ---------------------------------------------------
Sean P. McGowan, President

                             Exhibit 10.4 / Page 3

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